UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 3, 2018

CHESAPEAKE ENERGY CORPORATION
(Exact name of Registrant as specified in its Charter)
Oklahoma	1-13726	73-1395733
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
6100 North Western Avenue, Oklahoma City, Oklahoma		73118
(Address of principal executive offices)		(Zip Code)
(405) 848-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 8.01 Other Events.

On August 23, 2016, Chesapeake Energy Corporation (the “Company”) entered into (i) a term loan agreement (the “Term Loan Agreement”) with Deutsche Bank Trust Company Americas, as the term agent (the “Term Agent”), and the several lenders from time to time parties thereto and (ii) a supplement to the Term Loan Agreement (the “Class A Term Loan Supplement,” and loans made pursuant to the Term Loan Agreement, “Class A Term Loans”) with the Term Agent and the lenders party thereto. The Company borrowed $1.5 billion aggregate principal amount of Class A Term Loans pursuant to the Term Loan Agreement. Please refer to the current report on Form 8-K filed with the Securities and Exchange Commission on August 24, 2016 for additional information regarding the Term Loan Agreement and the Class A Term Loan Supplement. In connection with the completion of the Company’s underwritten senior notes offering on September 27, 2018, the Company used the net proceeds of that offering together with borrowings under the Company’s revolving credit facility and cash on hand to terminate the Class A Term Loan Supplement and pay its obligations thereunder (including prepayment premium) in full, in the amount of $1.285 billion, inclusive of a $52 million call premium.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ James R. Webb
James R. Webb
Executive Vice President - General Counsel and Corporate Secretary
Date: October 3, 2018